DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (this “Agreement”), dated as of August 18, 2008, by and between China Bio-Immunity Corp., a Nevada corporation (“Company”), and Geoffrey Youngclaus (“Director”).

RECITALS

WHEREAS, the Company would like to appoint Director to serve as an independent director of the Company; and

WHEREAS, the parties desire and agree to enter into this Agreement with Director setting forth the terms and conditions upon which Director shall serve as an independent director of the Company; and

WHEREAS, the Board has approved the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Appointment; Election as Director.  Existing directors have appointed Director as a member of the Company’s Board of Directors (the “Board”) to serve until the next annual meeting of shareholders. Thereafter, in the event Director desires to stand for reelection, and is nominated for reelection, the Company agrees to use its best efforts and powers to sustain and continue Director’s election as a member of the Board (the “Term”).  This Agreement does not require the Company to nominate Director for reelection to the Board.

2.  Duties and Extent of Services.

(a)  During the Term, Director shall serve as a director of the Company and, in such capacity, shall provide those services required of a director under Company’s articles of incorporation and bylaws, as both may be amended from time to time, and under the Nevada Revised Statutes, the federal securities laws and other state and federal laws and regulations, as applicable, and shall render such services as are customarily associated with and are incident to the position of director and such other services as Company may, from time to time, reasonably require of him consistent with such position. Such duties and responsibilities shall include, but shall not be limited to, attendance at all meetings of the Board, which shall occur at a minimum on a quarterly basis, and all meetings of stockholders of the Company.

 (b)  Director shall faithfully, competently and diligently perform to the best of his ability all of the obligations required of him as a director in accordance with the duty of loyalty and duty of care which the Director owes to the Company and its shareholders.  Without limiting the preceding sentence, Company acknowledges that Director has other business commitments.

3.  Compensation.

(a)  Initial Compensation.  As compensation for Director’s entering into this Agreement and performing his services hereunder, Director shall receive a director’s fee of one thousand dollars (US $1,000.00) per day for all activity, including travel, related to board meetings attended by Director so long as Director remains a director of the Company.

(b)  Other Benefits. During the Term Director shall be entitled to any benefits made available to non-executive members of the Board generally.

(c)  Expenses. Company agrees to reimburse Director for all reasonable and necessary travel, business entertainment, and other out-of-pocket business expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as Company may reasonably require of Director.

 4.  Confidential Information. The Director recognizes and acknowledges that the Director will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Director will not during the Term of this Agreement, or at any time following termination of this Agreement, disclose or permit to be known to any other person or entity (except as required by applicable law or in connection with the performance of the Director's duties and responsibilities hereunder), or use for the Director's own improper benefit or gain, any Confidential Information of the Company. The term "Confidential Information" includes, without limitation, information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements, personnel policies, the substance of agreements with customers, commercial contracts, suppliers and others, marketing arrangements, and customer lists and information relating to business operations and strategic plans of third parties with which the Company has or may be assessing commercial arrangements, any of which information is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). Therefore, the Director will not, without the prior written consent of the Company's Board of Directors, disclose such Confidential Information or use the same, provided, however, that in the course of the Director's services to the Company, the Director may disclose such Confidential Information as the Director deems necessary to carry out the Director's duties to the Company. This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 4 by the Director, regardless of whether the Director continues to be employed by the Company. It is further agreed and understood by and between the parties to this Agreement that all information and records relating to the Company, as hereinabove described, shall be the exclusive property of the Company and, upon termination of the Director's employment with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in the Director's possession or control shall be returned to and left with the Company.

5.  Independent Contractor. Director is an independent contractor and will not be deemed an employee of Company for purposes of employee benefits, income tax withholding, FICA taxes, unemployment benefits or otherwise.

6.  Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof and supersedes and replaces all prior negotiations and agreements between the parties hereto, whether written or oral, with respect to the subject matter hereof.

7.  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada, applicable to contracts to be wholly performed in such State, without regard to the conflict of laws principles thereof.

8.  Amendment. This Agreement may be amended, modified or superseded, and any of the terms hereof may be waived, only by a written instrument executed by the parties hereto.

9.  Assignability. The obligations of Director may not be delegated and Director may not, without Company’s written consent thereto, assign, transfer, convoy, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. Company and Director agree that this Agreement and all of Company’s rights and obligations hereunder may be assigned or transferred by Company to and shall be assumed by and be binding upon any successor to Company. The term “successor” means, with respect to Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of Company.

10.  Severability. If any provision of this Agreement or any part thereof is held to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof; which shall be given full effect without regard to the invalid or unenforceable part thereof.

11.  Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement, shall be given or made in writing by registered or certified mail, return receipt requested, or by overnight carrier service or by facsimile transmission and will be deemed to have been given or made on the date following receipt or attempted delivery at the following locations:

To Director:

Geoffrey Youngclaus, CPA

Certified Public Accountants

65 Lafayette Road, Suite 102

North Hampton, NH 03862

Facsimile: 603-964-2727

geoff@youngclausco.com

To Company:

China Bio-Immunity Corporation

No. 36 ShengMing 2nd Road

DD Port, Dalian

People’s Republic of China, 116620

Attn: Quanfeng Wang

With a copy (not constituting notice) in the case of communications to Company to:

Frascona, Joiner, Goodman & Greenstein

4750 Table Mesa Drive

Boulder, Colorado 80305

Attn: Gary S. Joiner

Facsimile No: (303) 494-6309

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

12.  Representations and Warranties of Director. Director hereby represents and warrants to Company that: (i) Director’s execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to Director’s employment or providing services to which Director is a party or by which Director is bound or subject; (ii) Director will comply with Director’s obligations to make the required Section 16 filings with the Securities and Exchange Commission; and (iii) Director will comply with all of the Company’s corporate governance policies, which the Company’s anticipates will include, but not be limited to, a Code of Ethics and Insider Trading Policy.

13.  Representations and Warranties of Company. Company hereby represents and warrants to Director that (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof, (ii) all necessary actions to authorize the Company’s execution, delivery and performance of this Agreement have been taken, (iii) this Agreement has been duly executed and delivered by the Company and constitutes its legal, valid, and binding obligation enforceable against it in accordance with the terms hereof, (iv) its execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to Director’s employment or which otherwise related to Director’s relationship with the Company; and (v) the Company maintains a liability insurance policy covering its directors and officers.

14. Indemnification.  Company hereby agrees to indemnify and hold harmless Director, his affiliates (and such affiliates’ directors, officers, employees, agents and representatives) and permitted assigns, to the fullest extent permitted under Nevada law, from and against any and all losses, damages, liabilities, obligations, costs or expenses which are caused by or arise out of (i) any breach or default in the performance by the Company of any covenant or agreement of the Company contained in this Agreement, and (ii) any breach of warranty or inaccurate or erroneous representation made by the Company herein, and (iii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing. The Company shall advance any expenses reasonably incurred by Director in defending an indemnifiable action hereunder, with such expenses to be reimbursed by Director only in the event that a court of competent jurisdiction enters a binding judgment, order or decree that Director acted in bad faith or in a manner he reasonably believed not to be in the best interests of the Company.

15.  Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CHINA BIO-IMMUNITY CORPORATION

By:	/s/ Quanfeng Wang
Quanfeng Wang, Chief Executive Officer

DIRECTOR
By:	/s/ Geoffrey Youngclaus
Geoffrey Youngclaus, Director